                                                                    Exhibit 2.1

                             CROSS COUNTRY STAFFING
                            ASSET PURCHASE AGREEMENT

                                  JUNE 24, 1999

                                TABLE OF CONTENTS


                                                                                                                PAGE
ARTICLE 1
         DEFINITIONS..............................................................................................2
         1.01            GENERAL..................................................................................2
         1.02            DEFINED TERMS............................................................................2

ARTICLE 2
         PURCHASE AND SALE.......................................................................................14
         2.01            SALE OF ASSETS; RETAINED ASSETS.........................................................14
         2.02            ASSUMPTION OF LIABILITIES...............................................................15
         2.03            OTHER CONTRACTS.........................................................................15
         2.04            NO ENCUMBRANCES.........................................................................15
         2.05            CONSIDERATION...........................................................................16

ARTICLE 3
         CLOSING.................................................................................................16
         3.01            SCHEDULED CLOSING DATE..................................................................16
         3.02            TIME AND PLACE OF CLOSING, SIMULTANEITY.................................................16
         3.03            ACTIONS AT THE CLOSING..................................................................17
         3.04            FURTHER ASSURANCES......................................................................17

ARTICLE 4
         POST-CLOSING ADJUSTMENT.................................................................................18
         4.01            CLOSING OF BOOKS........................................................................18
         4.02            COMPUTATION.............................................................................18
         4.03            CLOSING STATEMENT. .....................................................................19
         4.04            ACCEPTANCE; NON-ACCEPTANCE; RESOLUTION..................................................19
         4.05            POST-CLOSING ADJUSTMENT. ...............................................................21

ARTICLE 5
         SELLERS' REPRESENTATIONS AND WARRANTIES.................................................................21
         5.01            CORPORATE STATUS AND AUTHORITY, OWNERSHIP, ETC..........................................21
         5.02            AUTHORIZATION...........................................................................22
         5.03            EXECUTION AND DELIVERY..................................................................22
         5.04            NO CONFLICT.............................................................................23
         5.05            ASSETS..................................................................................24
         5.06            FINANCIAL STATEMENTS....................................................................24
         5.07            LITIGATION; INVESTIGATIONS..............................................................26
         5.08            ORDINARY COURSE OF BUSINESS.............................................................26
         5.09            INSURANCE...............................................................................26

                                         i


         5.10            CONTRACTS...............................................................................27
         5.11            LABOR AND EMPLOYMENT....................................................................27
         5.12            EMPLOYEE BENEFIT PLANS..................................................................28
         5.13            INTELLECTUAL PROPERTY...................................................................30
         5.14            COMPLIANCE WITH LAWS....................................................................30
         5.15            PERMITS.................................................................................30
         5.16            TAXES...................................................................................31
         5.17            CUSTOMERS...............................................................................32
         5.18            YEAR 2000 COMPLIANCE....................................................................32
         5.19            ENVIRONMENTAL MATTERS...................................................................32
         5.20            QUESTIONABLE PAYMENTS...................................................................32
         5.21            INVESTMENT INTENT.......................................................................33

ARTICLE 6
         BUYER REPRESENTATIONS AND WARRANTIES....................................................................33
         6.01            CORPORATE STATUS AND AUTHORITY..........................................................33
         6.02            AUTHORIZATION...........................................................................33
         6.03            CAPITALIZATION..........................................................................33
         6.04            EXECUTION AND DELIVERY..................................................................34
         6.05            NO CONFLICT.............................................................................34
         6.06            SUFFICIENT FUNDS........................................................................35

ARTICLE 7
         INVESTIGATION, ETC. ....................................................................................35
         7.01            INVESTIGATION, ETC......................................................................35
         7.02            NO ADDITIONAL REPRESENTATIONS...........................................................36

ARTICLE 8
         COVENANTS OF SELLERS AND BUYER..........................................................................36
         8.01            ACCESS AND INQUIRY......................................................................36
         8.02            BULK TRANSFER...........................................................................36
         8.03            HART-SCOTT-RODINO ACT...................................................................36
         8.04            PERMITS.................................................................................37
         8.05            NO SOLICITATION, ETC....................................................................37
         8.06            MRA SHARES..............................................................................39
         8.07            ASSIGNMENT OF NON-COMPETITION AGREEMENTS................................................39
         8.08            FULFILLMENT OF CONDITIONS...............................................................39
         8.09            NOTICES TO THIRD PARTIES................................................................39
         8.10            REASONABLE EFFORTS......................................................................39

ARTICLE 9
         CONDUCT OF BUSINESS PRIOR TO THE CLOSING................................................................40

                                        ii


         9.01            OPERATION IN ORDINARY COURSE............................................................40
         9.02            DISPOSITION OF ASSETS...................................................................40
         9.03            ASSUMED CONTRACTS.......................................................................40
         9.04            RELATIONS WITH CUSTOMERS AND SUPPLIERS..................................................41

ARTICLE 10
         CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.............................................................41
         10.01           ACCURACY OF REPRESENTATIONS AND WARRANTIES..............................................41
         10.02           PERFORMANCE OF COVENANTS AND AGREEMENTS.................................................41
         10.03           HART-SCOTT-RODINO ACT...................................................................41
         10.04           PERMITS, CONSENTS, ETC..................................................................41
         10.05           LITIGATION..............................................................................42
         10.06           CERTIFICATES OF SELLERS.................................................................42
         10.07           OPINION OF SELLERS' COUNSEL.............................................................43
         10.08           MATERIAL ADVERSE CHANGE.................................................................43
         10.09           LANDLORD CONSENT/ESTOPPEL LETTERS.......................................................43

ARTICLE 11
         CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS............................................................43
         11.01           ACCURACY OF REPRESENTATIONS AND WARRANTIES..............................................43
         11.02           PERFORMANCE OF COVENANTS AND AGREEMENTS.................................................43
         11.03           HART-SCOTT-RODINO ACT...................................................................44
         11.04           LITIGATION..............................................................................44
         11.05           CERTIFICATE OF BUYER....................................................................44
         11.06           OPINION OF BUYER'S COUNSEL..............................................................44

ARTICLE 12
         EMPLOYEE MATTERS........................................................................................45
         12.01           EMPLOYMENT..............................................................................45
         12.02           ASSUMED CCS PLANS.......................................................................45

ARTICLE 13
         TERMINATION.............................................................................................46
         13.01           RIGHTS TO TERMINATE.....................................................................46
         13.02           CONSEQUENCES OF TERMINATION.............................................................47

ARTICLE 14
         Indemnification.........................................................................................48
         14.01           DEFINITIONS.............................................................................48
         14.02           SELLERS' INDEMNIFICATION................................................................48
         14.03           BUYER'S INDEMNIFICATION.................................................................49
         14.04           LIMITATIONS WITH RESPECT TO CERTAIN CLAIMS..............................................50


                                       iii


         14.05           DEFENSE OF THIRD PARTY CLAIMS...........................................................51
         14.06           PUNITIVE DAMAGES........................................................................54

ARTICLE 15
         Cooperation in Various Matters..........................................................................54
         15.01           MUTUAL COOPERATION......................................................................54
         15.02           PRESERVATION OF SELLERS' FILES AND RECORDS..............................................54

ARTICLE 16
         Post-Closing Matters....................................................................................55
         16.01           INFORMATION FOR REPORTS.................................................................55
         16.02           COVENANT NOT TO COMPETE.................................................................55
         16.03           CONFIDENTIALITY AGREEMENTS..............................................................56
         16.04           INSURANCE...............................................................................56
         16.05           USE OF "CROSS COUNTRY" NAME.............................................................57

ARTICLE 17
         Expenses................................................................................................57
         17.01           BUYER'S EXPENSES........................................................................57
         17.02           SELLERS' EXPENSES.......................................................................57
         17.03           TRANSFER TAXES..........................................................................58

ARTICLE 18
         Notices.................................................................................................58
         18.01           NOTICES.................................................................................58

ARTICLE 19
         General.................................................................................................59
         19.01           ENTIRE AGREEMENT........................................................................59
         19.02           GOVERNING LAW...........................................................................59
         19.03           SUBMISSION TO JURISDICTION..............................................................60
         19.04           SUCCESSORS AND ASSIGNS..................................................................60
         19.05           AMENDMENTS AND WAIVERS..................................................................60
         19.06           COUNTERPARTS............................................................................61
         19.07           CAPTIONS................................................................................61

                             CROSS COUNTRY STAFFING
                            ASSET PURCHASE AGREEMENT

                             EXHIBITS AND SCHEDULES

                                    EXHIBITS

1A                Retained Assets
1B                Retained Liabilities
10.07             Opinion of Sellers' Counsel
11.06             Opinion of Buyer's Counsel

                                    SCHEDULES

4.05              Base Working Capital Amount
5.01(a)           Qualification
5.04              Conflicts
5.05              Real Property used in Business
5.06(a)           Financial Statements
5.06(b)           Other Business of CCS Parents
5.06(c)           Related Party Transactions
5.07(a)           Litigation
5.07(b)           Investigations
5.08              Ordinary Course of Business
5.09(a)           Insurance Contracts
5.09(b)           Notices regarding Insurance Coverage
5.09(c)           Insurance Policies of Seller Entities which are Retained Assets
5.10              Contracts
5.11(a)           Collective Bargaining, Employment or Consulting Agreements
5.11(b)           Labor Matters
5.12(a)           Plans
5.12(c)           Exceptions to the Plans
5.12(d)           Promises to Create Plans
5.13(a)           Intellectual Property
5.13(b)           Licenses to Third Party to use Intellectual Property
5.13(c)           Material Contracts with Third Party for CCS to use Intellectual Property
5.14              Compliance with Laws
5.15              Material Permits
5.16              Taxes
5.17              Customer List
9.01              Operation of Business
10.04(b)          Buyer's Closing Conditions: Third Party Consents

                             CROSS COUNTRY STAFFING
                            ASSET PURCHASE AGREEMENT

         CROSS COUNTRY STAFFING ASSET PURCHASE AGREEMENT dated June ___, 1999, by and among W. R. Grace & Co.- Conn., a Connecticut corporation ("GRACE"), Cross Country Staffing, a Delaware general partnership ("CCS"), and Cross Country Holdings, Inc., a Delaware corporation ("BUYER").

                                   WITNESSETH:

         WHEREAS, CCS is engaged in the business of recruiting and placing temporary health care and other professionals (the "BUSINESS");

         WHEREAS, a 64% partnership interest in CCS is owned by CCHP, Inc., a Delaware corporation and an indirect subsidiary of Grace ("CCHP"), and a 36% partnership interest in CCS is owned by MRA Staffing Systems, Inc., a Delaware corporation ("MRA"), which will be an indirect wholly-owned subsidiary of Grace prior to the Closing (as defined); and

         WHEREAS, CCS desires to sell to Buyer, and Buyer desires to purchase from CCS, substantially all of the tangible and intangible assets and business of CCS, on the terms and conditions and for the consideration provided herein;

         NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.01 GENERAL. All Article and Section numbers, and Exhibit and Schedule references used in this Agreement refer to Articles and Sections of this Agreement, and Exhibits and Schedules attached hereto or delivered simultaneously herewith, unless otherwise specifically stated. Any of the terms defined in this Agreement may be used in the singular or the plural. In this Agreement, unless otherwise specifically stated, "hereof," "herein," "hereto," "hereunder" and the like mean and refer to this Agreement as a whole and not merely to the specific Section, paragraph or clause in which the word appears; and words importing any gender include the other genders.

         1.02 DEFINED TERMS. For purposes of this Agreement, including the Exhibits and Schedules, the following defined terms have the meanings set forth in this Section.

         "401(k) PLAN" has the meaning given such term in Section 5.12(c).

         "ACCOUNT" means the bank account designated by CCS within five days prior to Closing.

         "ACQUISITION PROPOSAL" has the meaning given such term in Section 8.05.

         "ADDITIONAL FINANCIAL INFORMATION" has the meaning given such term in
Section 7.01.

         "AFFILIATE" of any specified Person at the time at which such status is being determined, means a Person that at such time, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. "CONTROL" of a specified entity means the direct or indirect possession of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, or otherwise, and in any event shall include ownership, directly or indirectly through one or more intermediaries, of voting securities or other equity interests of such entity having a majority of the voting power of the voting securities or other equity interests of such entity.

         "AGREEMENT" means this Cross Country Staffing Asset Purchase Agreement.

         "ASSETS" has the meaning given such term in Section 2.01(a).

         "ASSUMED CONTRACTS" has the meaning given such term in Section 2.01(a).

         "ASSUMED LIABILITIES" has the meaning given such term in Section 2.02.

         "BALANCE SHEET DATE" has the meaning given such term in Section
5.06(c).

         "BASE WORKING CAPITAL AMOUNT" means such amount determined in accordance with SCHEDULE 4.05.

         "BREAK UP FEE" has the meaning given such term in Section 13.02(a).

         "BUSINESS" has the meaning given such term in the recitals hereto.

         "BUSINESS DAY" means a day that is not a Saturday or Sunday, nor a day on which banks are generally closed in New York City.

         "BUYER" means Cross Country Holdings, Inc., a Delaware corporation.

         "BUYER ENTITY" means a member of the Buyer Group.

         "BUYER GROUP" means, collectively, Buyer and its Affiliates.

         "BUYER SHARES" means the shares of Common Stock, par value $.01 per share, of Buyer.

         "BUYERS' CLAIMS" has the meaning given such term in Section 14.04(a).

         "BUYER'S EXPENSES" has the meaning given to such term in Section 13.02(a).

         "CASH PURCHASE PRICE" has the meaning given such term in Section 2.05.

         "CCHP" means CCHP, Inc., a Delaware corporation.

         "CCS" means Cross Country Staffing, a Delaware general partnership.

         "CCS ENTITY" means CCS, CCHP, MRA and each entity (other than Grace International Holdings, Inc.) which is as of the date hereof or will be as of the Closing, a direct or indirect subsidiary of Grace and a direct or indirect shareholder of CCHP or MRA.

         "CCS EXECUTIVES" means Vickie Anenberg, Joseph A. Boshart, Emil Hensel and Jonathan Ward.

         "CCS PARENTS" means all CCS Entities other than CCS.

         "CCS PLAN" means any Employee Benefit Plan exclusively maintained, sponsored or contributed to by CCS or by CCHP, solely for the employees of CCS, other than the Phantom Equity Program and the Fixed Participation Program.

         "CLAIM" has the meaning given such term in Section 14.01.

         "CLOSING" means the actions to be taken by the parties described in
Section 3.03.

         "CLOSING CURRENT ASSETS" means the aggregate amount, as of the Valuation Time, of CCS's current assets, computed in accordance with Section 4.02, but excluding those current assets that are Retained Assets.

         "CLOSING CURRENT LIABILITIES" means the aggregate amount, as of the Valuation Time, of CCS's current liabilities, computed in accordance with
Section 4.02, but excluding those current liabilities that are Retained Liabilities.

         "CLOSING DATE" means the date on which the Closing takes place.

         "CLOSING STATEMENT" has the meaning given such term in Section 4.03.

         "CLOSING WORKING CAPITAL AMOUNT" means the amount of the Closing Current Assets less the amount of the Closing Current Liabilities.

         "CODE" means the Internal Revenue Code of 1986, as amended, and any reference to a particular Code section shall include any revision or successor to that section regardless of how numbered or classified.

         "CONFIDENTIALITY AGREEMENT" means the confidentiality letter agreement dated January 5, 1999, between CCS and Buyer.

         "COVERED PARTIES" has the meaning given such term in Section 8.05.

         "CREDIT AGREEMENT" means that Credit Agreement dated July 1, 1996 by and among CCS, NationsBank, National Association (South) and the other lenders party thereto.

         "CUT-OFF TIME" has the meaning given such term in Section 16.04.

         "DAMAGES" has the meaning given such term in Section 14.01.

         "DIRECT CLAIMS" has the meaning given such term in Section 14.01.

         "DOJ" means the United States Department of Justice.

         "EMPLOYEE BENEFIT PLAN" means any written "employee benefit plan" (as defined under Section 3(3) of ERISA) and any other vacation, bonus, deferred compensation, pension, retirement, stock purchase, stock appreciation, severance, or change in control plan or any other employee benefit plan, policy, arrangement or practice (written or unwritten, insured or uninsured) providing compensation or benefits to current or former employees, directors or partners who are individuals.

         "ENVIRONMENTAL LAWS" means any federal, state, local or common law, rule, regulation, ordinance, code, order or judgment (including the common law and any judicial or administrative interpretations, guidance, directives, policy statements or opinions) relating to the injury to, or the pollution or protection of human health and safety or the environment.

         "ENVIRONMENTAL LIABILITIES" means any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, encumbrances, liens, violations, costs and expenses (including attorneys and consultants fees) of investigation, assessment, remediation or defense of any matter relating to human health, safety or the environment of whatever kind or nature by any Person or governmental entity, (A) which are incurred as a result of (i) the existence of Hazardous Substances in, on, under, at or emanating from any real property presently or previously owned or operated by any CCS Entity,
(ii) the offsite transportation, treatment, storage or disposal of Hazardous Substances generated by any CCS Entity or (iii) the violation of any Environmental Laws or (B) which arise under the Environmental Laws.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "FIELD STAFF" means employees of CCS who work for its clients pursuant to staffing contracts between CCS and the clients, and other individuals who staff a client facility under a contract between CCS and such client.

         "FINANCIAL STATEMENTS" has the meaning given such term in Section 5.06.

         "FTC" means the United States Federal Trade Commission.

         "GAAP" means generally accepted accounting principles in the United States.

         "GN" means GN Holdings, Inc., a Delaware corporation (formerly named CCHP Delaware, Inc.).

         "GOVERNMENTAL AUTHORITY" means an entity, whether domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of government, including, but not limited to, agencies, departments, boards, commissions, or other instrumentalities.

         "GRACE" means W. R. Grace & Co. -Conn., a Connecticut corporation.

         "GRACE ENTITY" means a member of the Grace Group.

         "GRACE EXECUTIVES" means, collectively, Larry Ellberger, John A. McFarland, Paul McMahon and Bernd A. Schulte.

         "GRACE GROUP" means, collectively, Grace and its Subsidiaries (excluding any CCS Entities).

         "HAZARDOUS SUBSTANCE" means any substance, compound, chemical or element which is (a) defined as a hazardous substance, hazardous material, toxic substance, hazardous waste, pollutant or contaminant under any Environmental Law, (b) a petroleum hydrocarbon, including crude oil or any fraction thereof, or (c) regulated pursuant to any Environmental Law.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

         "INCOME TAX REGULATIONS" means the rules and regulations promulgated by the Internal Revenue Service (the "IRS") pursuant to the Code.

         "INDEMNITEE" and "INDEMNITOR" have the meanings given such terms in
Section 14.05(a).

         "INTELLECTUAL PROPERTY" means Trade Secrets, patents and pending patent applications, registered and unregistered trademarks, service marks, logos, and copyrights, trade names and pending registrations and applications to register or renew the registration of any of the foregoing, technical data, processes, designs (including originals of all product drawings and product spec sheets), licenses, and other similar intellectual property rights material to the Business. For purposes of this definition, the term "Trade Secrets" means any information which (i) is used in a business, (ii) is not generally known to the public or to Persons who can obtain economic value from its disclosure, and (iii) is subject to reasonable efforts to maintain its secrecy or confidentiality; the term may include but is not limited to inventions, processes, know-how, formulas, computer programs and backup programs, whether for manufacturing or otherwise and whether in source code, object code or executable code and mask works which are not patented and are not protected by registration (E.G., under copyright or mask work laws); lists of customers, vendors, suppliers, and employees, and data related thereto; business plans and analyses; and financial data.

         "JOINT VENTURE AGREEMENT" means the Joint Venture Agreement dated May 31, 1996, as amended by the letter agreement dated the same date, between CCHP, Grace, MRA and Nestor (then named Nestor-BNA plc) providing for the formation of CCS.

         "KNOWLEDGE" means actual knowledge on the date of this Agreement or on the Closing Date, as applicable, and in the case of the Sellers, their Knowledge shall mean such knowledge of the Grace Executives after consultation with the CCS Executives.

         "KPMG" means KPMG LLP.

         "LEASED REAL PROPERTY" means those parcels of leased real property used in the business of CCS, excluding leases of living quarters for Field Staff, as set forth in SCHEDULE 5.05.

         "LIEN" means any mortgage, pledge, hypothecation, security interest, agreement to sell, option to buy, right of first refusal, title retention device or other lien or encumbrance, including any of the foregoing arising under a deed of trust or indenture.

         "LITIGATION EXPENSES" has the meaning given such term in Section 14.01.

         "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, assets, operations or condition (financial or other) of CCS.

         "MATERIAL CONTRACTS" has the meaning given such term in Section 5.10.

         "MATERIAL PERMITS" has the meaning given such term in Section 5.15.

         "MRA" means MRA Staffing Systems, Inc., a Delaware corporation.

         "NESTOR" means Nestor Healthcare Group plc, an English public limited liability company (formerly known as Nestor-BNA plc).

         "NESTOR SHAREHOLDERS' APPROVAL" has the meaning given such term in
Section 13.01.

         "NOTICE CONDITION" has the meaning given such term in Section 14.05.

         "OTHER CONTRACTS" has the meaning given such term in Section 2.03.

         "PARTNERSHIP AGREEMENT" means the General Partnership Agreement of Cross Country Staffing dated May 31, 1996, between CCHP and MRA, as amended by the letter agreement dated the same date between CCHP, MRA, Grace and Nestor.

         "PENDING" has the meaning given such term in Section 5.07.

         "PERMITS" has the meaning given such term in Section 5.15.

         "PERMITTED LIENS" means (a) Liens for Taxes which are not due and payable or which may thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings; (b) mechanics', materialmen's, workers', repairmen's, warehousemen's, carriers' and other similar Liens for amounts which are not yet due and payable, or which may be paid without penalty, or which are being contested in good faith by appropriate proceedings; and (c) any Liens which individually or in the aggregate will not have or will not reasonably be expected to have a Material Adverse Effect.

         "PERSON" means any individual, partnership, firm, trust, association, corporation, joint venture, unincorporated organization, other business entity or Governmental Authority.

         "PLAN" means any Employee Benefit Plan established, maintained, sponsored, or contributed to by any CCS Entity on behalf of any employee, director or partner of CCS who is an individual (whether current, former or retired) or their beneficiaries, with respect to which any CCS Entity has any current obligation on behalf of such individual.

         "PURCHASE PRICE" has the meaning given such term in Section 2.05.

         "PwC" means Pricewaterhouse Coopers LLP.

         "RETAINED ASSETS" means any CCS Entity's right, title and interest in
(1) cash and cash items, other than deposits with third parties, (2) records relating solely to any of the Retained Liabilities, (3) Claims related to Retained Liabilities, including, without limitation, rights to refunds and credits of all Taxes that fall into the category of Retained Liabilities and (4) those assets listed in EXHIBIT 1A.

         "RETAINED LIABILITIES" means (1) all liabilities and obligations of any CCS Entity pertaining to all federal, state and local obligations (a) for income Taxes for any period through and including the Closing Date, (b) under Section 1.1502-6 of the Income Tax Regulations (or any comparable provision of law or regulation) resulting from the affiliation of any of the CCS Entities with any other entity during any period through and including the Closing Date, (c) for employment Taxes (including without limitation, withholding Taxes) caused by or arising from any CCS Entity's practices with regard to meal and incidental expense payments, lodging allowances or in-kind lodging to the extent that the employment Tax obligation (i) relates to any period through and including, the Closing Date or (ii) relates to any period after the Closing Date and results from meal and incidental expense payments or lodging allowances paid, or in-kind lodging provided, pursuant to contracts with Field Staff or mobile agreements entered into on or prior to the Closing (but not including subsequent extensions or renewals of such contracts) and (d) to make a payment resulting from a failure to post a bond with respect to any of the obligations set forth in (a),
(b) or (c) above, (2) any liability or obligation of CCS arising out of any agreement or arrangement with any CCS Parent, Grace or Nestor or any Affiliate thereof, (3) any liability or obligation under any Employee Benefit Plan (other than a CCS Plan) of any CCS Entity, Grace, Nestor or any entity, whether or not incorporated, which is or was part of a controlled group or under common control with any CCS Entity, Grace or Nestor or otherwise treated as a "single employer" with any CCS Entity, Grace or Nestor within the meaning of Section 414(b), (c),
(m) or (o) of the Code or under Section 4001 of ERISA with respect to any Employee Benefit Plan established, maintained, sponsored or contributed to by any CCS Entity, Grace or Nestor or such entity, including, but not limited to
(i) liabilities for complete and partial withdrawals under any "multiemployer plan" (as defined in Section 3(37) of ERISA) pursuant to Section 4203 or 4205 of ERISA, respectively; (ii) liabilities to the Pension Benefit Guaranty Corporation (including, without limitation, liabilities for premiums and terminations); (iii) liabilities under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA; and (iv) liabilities arising under Section 412 of the Code or

Section 302(a)(2) of ERISA; (4) any liability or obligation, with respect to any CCS Plan that is an "employee benefit plan" (as defined by Section 3(3) of ERISA) that satisfies each of the following two conditions: such liability or obligation (i) is not incurred under the terms of such Plan (or the terms of other agreements related to such Plan, including, but not limited to, agreements or policies between any CCS Entity and an insurance company) and
(ii) arises solely and exclusively as a result of such CCS Plan having been established, maintained, sponsored or contributed to by an entity that was part of a controlled group or under common control with Grace or Nestor or by any entity treated as a "single employer" with Grace or Nestor, within the meaning of Section 414(b), (c), (m) or (o) of the Code ; (5) any liability or obligation of CCS under the Joint Venture Agreement, Partnership Agreement, Shareholders Agreement or Credit Agreement, (6) any liability or obligation relating to the Retained Assets; and (7) those liabilities listed in EXHIBIT 1B.

         "SCHEDULED CLOSING DATE" has the meaning given such term in Section
3.01.

         "SECURITIES ACT" has the meaning given such term in Section 5.21.

         "SELLERS" means collectively Grace and CCS.

         "SHAREHOLDERS AGREEMENT" means the Shareholders Agreement dated July 15, 1991, between GN, CCHP, Grace, and Robert L. Bok, Diane C. Bok, Kevin C. Clark and Michelle F. Clark, as amended and supplemented by the Amendment to Employment Agreement, Shareholders Agreement and Consulting Agreement dated as of January 15, 1994, between CCHP and Kevin C. Clark, CCNU, Inc., AAM, Inc., Michelle F. Clark, Robert L. Bok, Diane C. Bok, GN and Grace, and the Agreement dated as of February 9, 1996, between GN, CCHP, Grace, Robert L. Bok, Diane C. Bok, Kevin C. Clark and Michelle F. Clark.

         "SUBSIDIARIES" of a party means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having power to elect at least a majority of the board of directors or other Person performing similar functions, or having power to manage such organization, is directly or indirectly owned or controlled by such party and/or one or more of its Subsidiaries.

         "SUPERIOR PROPOSAL" has the meaning given such term in Section 8.05.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "TAXES" means all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment and payroll related and property taxes, import duties and other governmental charges and assessments), whether attributable to statutory or nonstatutory rules and whether or not measured in whole or in part by net income, and including, without limitation, interest, additions to tax or interest, charges and penalties with respect thereto.

         "THIRD PARTY CLAIMS" has the meaning given such term in Section 14.01.

         "TRANSACTION DOCUMENTS" means this Agreement and the transfer and assumption documents to be executed at or before the Closing pursuant to Section 3.03.

         "TRANSFERRED EMPLOYEE" has the meaning given such term in Section
12.01.

         "VALUATION TIME" means 11:59 p.m. local time on the day immediately preceding the Closing Date.

                                    ARTICLE 2

                                PURCHASE AND SALE

         2.01     SALE OF ASSETS; RETAINED ASSETS.

                  (a) On the Closing Date, CCS shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from CCS, all right, title and interest of CCS in and to ALL of the assets, rights and properties of CCS other than the Retained Assets (collectively, the "ASSETS"), including, without limitation:

                           (i) all of the machinery, furniture, leasehold improvements and fixtures, and all other tangible assets owned by CCS or used in the Business;

                           (ii) the contracts and agreements of CCS (other than Other Contracts and contracts which are part of the Retained Assets) (the "ASSUMED CONTRACTS");

                           (iii) all of the Intellectual Property of CCS, including, without limitation, the items set forth on SCHEDULE 5.13(a) and the name "Cross Country Staffing";

                           (iv) the books, records and other data relating to the Business;

                           (v) all of the accounts receivable of CCS;

                           (vi) all deposits and prepaid expenses of CCS as well as CCS's rights under insurance policies covering the Assets or the Business (other than those rights under insurance policies listed on SCHEDULE 5.09(c));

                           (vii) the CCS Plans;

                           (viii) all right, title and interest of CCS in and to any and all Permits to the extent transferable or assignable;

                           (ix) all customer and supplier lists and related information of CCS as well as all existing advertising plans of any kind, sales literature and related items (including, without limitation, all art work and printers' plates presently in the possession of CCS' advertising agencies and printers); and

                           (x) all of the goodwill and other intangibles pertaining or relating to the Business.

         2.02 ASSUMPTION OF LIABILITIES. At the Closing, Buyer shall assume all obligations and liabilities of CCS, other than the Retained Liabilities (the "ASSUMED LIABILITIES"), and no others.

         2.03 OTHER CONTRACTS. Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any contract or agreement of CCS or any claim or right to any benefit arising thereunder, if an attempted assignment or transfer thereof, without the consent to such assignment or transfer by the other parties thereto, would constitute a breach thereof (the "OTHER CONTRACTS") . In each case in which consent of a third party is required for assignment or transfer of such Other Contract to Buyer, Buyer shall use its reasonable efforts to obtain, and Sellers agree to cooperate with Buyer in its efforts to obtain, such consent. If such consent is not obtained, Sellers and Buyer shall cooperate in any reasonable arrangements designed to provide for Buyer the benefits and relieve Sellers of the obligations under such Other Contract including, without limitation, CCS appointing Buyer as its subcontractor with respect to such Other Contract.

         2.04 NO ENCUMBRANCES. Seller hereby covenants that the sale, assignment, transfer and delivery of the Assets hereunder shall be made free and clear of all Liens, except Permitted Liens (for purposes of this Section 2.04, Permitted Liens shall not include Liens for those Taxes which are included within the Retained Liabilities).

         2.05 CONSIDERATION. In consideration of the aforesaid sale, assignment, transfer and delivery of the Assets, Buyer shall at the Closing
(i) pay to CCS $183,000,000 (the "CASH PURCHASE PRICE") by wire transfer to the Account and (ii) issue to CCS 75,396 Buyer Shares (the Cash Purchase Price, together with the shares in (ii) shall collectively be referred to as the "PURCHASE PRICE"). The Cash Purchase Price shall be subject to adjustment as set forth in Article 4. The parties agree that the value of the Buyer Shares is $6 million and that they will report consistently with such valuation on all Tax Returns.

         2.06 ALLOCATION OF PURCHASE PRICE. Prior to the Closing Date, the parties hereto shall work together to establish a valuation of Grace's non-competition agreement set forth in Section 16.02 and those non-competition agreements assigned to Buyer pursuant to Section 8.07. Buyer shall pay any fees and expenses of Ernst & Young LLP, retained to assist in establishing a valuation of the non-competition agreements.

                                    ARTICLE 3

                                     CLOSING

         3.01 SCHEDULED CLOSING DATE. The "SCHEDULED CLOSING DATE" shall be July 30, 1999, or such other day as the parties may agree in an amendment to this Agreement executed and delivered in accordance with Section 19.05.

         3.02 TIME AND PLACE OF CLOSING, SIMULTANEITY. Subject to fulfillment or waiver of the conditions set forth in Articles 10 and 11, the Closing shall take place at 10:00 a.m. local time on the Scheduled Closing Date at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York, or as the parties otherwise shall mutually agree. All of the actions to be taken and documents to be executed and delivered at the Closing shall be deemed to be taken, executed and delivered simultaneously, and no such action, execution or delivery shall be effective until all actions to be taken and executions and deliveries to be effected at the Closing are complete.

         3.03 ACTIONS AT THE CLOSING. At the Closing, on the terms and subject to the conditions set forth in this Agreement:

         (a) CCS will execute and deliver to Buyer bills of sale, instruments of assignment and other instruments of transfer for the Assets, in form reasonably satisfactory to Buyer;

         (b) Buyer and each of Sellers will deliver to the other party all other documents, instruments and writings required to be delivered at or prior to the Closing Date pursuant to this Agreement;

         (c)      Buyer will pay the Cash Purchase Price contemplated by Section
                  2.05 hereof;

         (d) Buyer will deliver to CCS a certificate representing 75,396 Buyer Shares;

         (e) Buyer will deliver to CCS an instrument or instruments in form reasonably satisfactory to CCS by which Buyer shall assume the Assumed Liabilities; and

         (f) Each of Buyer and Sellers will deliver to the other such certificates, opinions and other documents as are required by Articles 10 and 11.

         3.04 FURTHER ASSURANCES. At any time and from time to time after the Closing, each of Sellers and Buyer shall execute and deliver, and cause to be executed and delivered, such other agreements, instruments and documents to effect, confirm or evidence the transactions contemplated by this Agreement as any other party hereto shall reasonably request consistent with the terms and conditions of this Agreement, and take, or cause to be taken, all such other actions, as such other party reasonably deems necessary or desirable to perfect, confirm or evidence the transactions contemplated by this Agreement. Each document of transfer or assumption executed and delivered pursuant to this Agreement shall be reasonably satisfactory in form and substance to Sellers and Buyer, but shall contain no terms, conditions, representations, warranties, covenants, agreements or indemnities either not provided by, or inconsistent with, the terms, conditions, representations, warranties, covenants, agreements or indemnities contained in this Agreement.

                                    ARTICLE 4

                             POST-CLOSING ADJUSTMENT

         4.01 CLOSING OF BOOKS. Sellers and Buyer shall cooperate to close the books and related accounting records of CCS as of the Valuation Time.

         4.02 COMPUTATION. The Closing Working Capital Amount shall be determined (in US dollars) on a going concern basis, in accordance with GAAP, applied on a basis consistent to the Financial Statements for 1998. In addition, the Closing Working Capital Amount shall be determined using the same account classifications, closing procedures and time schedules as those used in the preparation of the Financial Statements for 1998. The parties hereto acknowledge that the use of the closing procedures used in the Financial Statements for 1998 shall not prevent the Buyer from objecting to the sufficiency of the amounts of accruals and allowances reported in the Closing Working Capital Amount.

         4.03 CLOSING STATEMENT. Within 60 days following the Closing Date, Sellers shall deliver to Buyer a statement setting forth their determination of the Closing Working Capital Amount, together with a report of PwC (the "CLOSING STATEMENT") stating whether or not the Closing Working Capital Amount has been determined in accordance with the terms of this Agreement. Simultaneously with the delivery of the Closing Statement, Sellers shall deliver to Buyer a statement of the Base Working Capital Amount determined in accordance with the provisions of SCHEDULE 4.05. Upon and after delivery of the Closing Statement and the statement of the Base Working Capital Amount, upon Buyer's request, its independent accountants shall be given access to PwC's working papers and Grace's working papers to facilitate Buyer's review of the Closing Statement and the statement of the Base Working Capital Amount, respectively.

         4.04 ACCEPTANCE; NON-ACCEPTANCE; RESOLUTION.

                  (a) Buyer shall have 30 days after receipt of the Closing Statement and the statement of the Base Working Capital Amount to advise Sellers that Buyer disputes either of the working capital amounts. If Buyer fails to provide such notice (which shall describe in reasonable detail the basis of the objection and Buyer's proposed adjustments), then the Closing Working Capital Amount shown on the Closing Statement and the Base Working Capital Amount shall be final and binding on Sellers and Buyer. If Buyer provides notice that it disputes either of the working capital amounts within such 30-day period, Buyer and Sellers shall promptly endeavor to resolve such dispute through negotiation. If written agreement settling all disputes has not been reached through negotiation within 45 days after receipt by Sellers of Buyer's notice of dispute, then either Sellers or Buyer may, by notice to the other, submit the dispute for determination by binding arbitration to KPMG, which shall have sole and absolute discretion with respect to the resolution of such dispute (subject to the provisions of Section 4.04(c)). KPMG shall settle any disputes regarding either the Closing Working Capital Amount or the Base
Working Capital Amount separately. The working capital amounts, as modified by KPMG, shall be final and binding upon the parties, and shall constitute the final working capital amounts.

                  (b) The fees and expenses of KPMG for any determination of the Closing Working Capital Amount shall be shared as follows: Sellers shall bear that portion thereof equal to the total amount of such fees and expenses multiplied by a fraction, the denominator of which shall be the difference between the Closing Working Capital Amount as finally proposed by Buyer and the Closing Working Capital Amount as finally proposed by Sellers, and the numerator of which shall be the difference between the Closing Working Capital Amount as determined by KPMG and the Closing Working Capital Amount as proposed by Sellers. Buyer shall bear the remainder of such fees and expenses. Buyer and Sellers (treating the Sellers as a single entity for this purpose) each shall pay 50% of the fees and expenses of KPMG for any determination of the Base Working Capital Amount.

                  (c) KPMG shall not be authorized or permitted to (i) determine any question or matter whatsoever under or in connection with this Agreement, except the determination of what adjustments, if any, must be made to one or more of the items reflected in the calculation of the Closing Working Capital Amount, (ii) modify the methods set forth in SCHEDULE 4.05 to calculate the Base Working Capital Amount, or
(iii) determine working capital amounts that are not in the range between and including the final proposals of Sellers and Buyer. Nothing herein shall be construed to require KPMG to follow any rules or procedures of any arbitration association.

         4.05 POST-CLOSING ADJUSTMENT.

                  The Cash Purchase Price shall be increased by the amount, if any, by which the finally determined Closing Working Capital Amount exceeds the finally determined Base Working Capital Amount. The Cash Purchase Price shall be decreased by an amount, if any, by which the finally determined Closing Working Capital Amount is less than the finally determined Base Working Capital Amount. Such adjusting payment shall be made not later than 15 calendar days after the final determination of the working capital amounts. If the net amount of the adjusting payment exceeds $100,000, interest shall accrue on the entire amount of the net adjusting payment, from the Closing Date to the date of payment, at a floating rate equal to the U.S. prime rate in effect from time to time during the period from the Closing Date until the date of payment in full, as reported by the Eastern Edition of THE WALL STREET JOURNAL.

                                    ARTICLE 5

                     SELLERS' REPRESENTATIONS AND WARRANTIES

         Sellers jointly and severally represent and warrant to Buyer as follows:

         5.01 CORPORATE STATUS AND AUTHORITY, OWNERSHIP, ETC.

                  (a) STATUS AND AUTHORITY. CCS is a general partnership duly formed and existing under the laws of the State of Delaware with full partnership power and authority to own the Assets and to carry on the Business. CCS is licensed or qualified to transact business and is in good standing as a foreign entity in each jurisdiction set forth in SCHEDULE 5.01(a). Each of the Sellers has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Transaction Documents to which it is or will be a party. A true, correct and complete copy of the Partnership Agreement has been made available to Buyer; such Partnership Agreement is in full force and effect and has not been amended either orally or in writing since the date thereof.

                  (b) CCS, CCHP AND MRA OWNERSHIP. CCHP is the owner of a 64% partnership interest in CCS and MRA is the owner of a 36% partnership interest in CCS. Grace indirectly owns at least 90% of the outstanding capital stock of CCHP and, on the Closing, will own, directly or indirectly, all of the outstanding capital stock of MRA. CCS owns no equity security or any other equity interest of any Person.

         5.02 AUTHORIZATION. The execution and delivery by each of the Sellers of this Agreement and the Transaction Documents to which it is or will be a party, and its performance of its obligations hereunder and thereunder have been duly authorized by all required partnership action, in the case of CCS, or corporate action, in the case of Grace. No vote of the stockholders of Grace or GN is required for the execution, delivery and performance by the Sellers of this Agreement.

         5.03 EXECUTION AND DELIVERY. Each of the Sellers has duly and validly executed and delivered this Agreement and the Transaction Documents to which it is a party and which are being executed and delivered simultaneously with this Agreement; and this Agreement and such Transaction Documents are valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (whether or not considered in a proceeding at law or in equity). The remaining Transaction Documents to which a Seller will be a party, when executed and delivered at the Closing, will be duly and validly executed and delivered by such Seller, and upon such execution and delivery, will be valid and binding obligations of such Seller enforceable against such Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (whether or not considered in a proceeding at law or in equity).

         5.04 NO CONFLICT. Except as otherwise disclosed in SCHEDULE 5.04, the execution and delivery by each of the Sellers of this Agreement and the Transaction Documents to which it is or will be a party, and its performance of its obligations hereunder and thereunder, does not and will not: (i) violate any provision of the certificate of incorporation or by-laws of Grace or the Partnership Agreement; (ii) violate, result in a breach of or constitute a default (or an event which, with or without notice, lapse of time or both, would constitute a default) under or result in the invalidity of, or accelerate the performance required by or cause or give rise to any right of acceleration or termination of any right or obligation pursuant to any material agreement or contract to which either of the Sellers or any CCS Entity is a party or by which any of them (or any of their respective assets) is subject or bound; (iii) violate, or result in the creation of, or give any party the right to create, any Lien upon any of the Assets; (iv) violate, result in a breach of or constitute a default (or an event which, with or without notice, lapse of time or both, would constitute a default) under any judgment, decree, order or process of any court or Governmental Authority binding upon either of the Sellers, or any of their respective businesses or properties, including the Assets; (v) violate any statute, law or regulation applicable to either of the Sellers, or any of their respective businesses or properties, including the Assets;
(vi) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any Assumed Contract; or (vii) require either of the Sellers to obtain any authorization, consent, approval or waiver from, or to make any filing with, any Person (other than those obtained by Sellers prior to the Closing, which are in full force and effect at the Closing), except for such violations, breaches, defaults, Liens, modifications, terminations or failures to obtain consents which would not reasonably be expected to have a Material Adverse Effect.

         5.05 ASSETS.

                  SCHEDULE 5.05 sets forth a description of the Leased Real Property, and any rights of third parties to occupy space at the leased premises. CCS enjoys peaceful possession of all such property. Except as specified in SCHEDULE 5.05 and except for leases of living quarters for Field Staff, no real property is used in the Business. CCS does not own any real property.

         5.06 FINANCIAL STATEMENTS.

                  (a) SCHEDULE 5.06(a) contains the balance sheet and related statements of income and partners' capital and of cash flows of CCS at and for the years ended December 31, 1998 and 1997, which have been audited and reported upon by PwC (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements present fairly, in all material respects, the financial position of CCS at their respective dates, and the result of its operation and its cash flows for the years covered thereby, in conformity with GAAP consistently applied. Revenues of not less than $58,800,000 have been earned, fairly stated and recorded by CCS for the four-month period ended April 30, 1999, consistent with past practice and CCS's policies with respect to revenue recognition.

                  (b) Except as set forth in SCHEDULE 5.06(b), no Seller nor any officer, director or Affiliate of any Seller or any CCS Entity owns any controlling interest in any corporation, partnership, firm, association or business organization, entity or enterprise, which is a competitor, supplier or customer of CCS and which relationship is material to the Business; owns, in whole or in part, any property, asset or right used in connection with, and is material to, the Business; has an interest in any Material Contract; or has any contractual arrangements with CCS which are Material Contracts. Without limiting the foregoing, SCHEDULE 5.06(c) sets forth all contracts, licenses, agreements, commitments or other arrangements between any CCS Parent, member of the Grace Group and CCS, whether written or oral, and whether express or implied, pursuant to which such entity provides management, administrative, legal, financial, accounting, data processing, insurance, technical support, or other services to CCS which are material to the Business, or the use by CCS of any assets of such entity, or pursuant to which rights, privileges or benefits are accorded to CCS which are material to the Business.

                  (c) Except for the Retained Liabilities, CCS has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, except for (i) liabilities included or reflected in the Financial Statements; (ii) liabilities disclosed in the Schedules to this Agreement; (iii) liabilities incurred in the ordinary course of business subsequent to December 31, 1998 (the "BALANCE SHEET DATE"); or (iv) liabilities or performance obligations arising in the ordinary course of business (and not as a result of a breach or default by CCS) out of or under agreements, contracts, leases, arrangements or commitments to which CCS is a party. Sellers have no Knowledge of any basis for the assertion against CCS of any such liability.

         5.07 LITIGATION; INVESTIGATIONS.

                  (a) Except as set forth in SCHEDULE 5.07(a) AND EXCEPT WITH RESPECT TO RETAINED LIABILITIES, there are no actions, suits or proceedings Pending (which shall be defined as service of a written summons or complaint on the Person in question) or, to the Knowledge of Sellers, threatened against CCS, the CCS Parents, Sellers or the Plans (other than non-material notice claims for benefits, and appeals of such claims), any trustee or fiduciary of the Plans or any assets of any trust of the Plans which would reasonably be expected to have a Material Adverse Effect.

                  (b) Except as set forth in the SCHEDULE 5.07(b) AND EXCEPT WITH RESPECT TO RETAINED LIABILITIES, there are no Pending or, to the Knowledge of Sellers, threatened governmental investigations of CCS, the CCS Parents, the Business, or the Plans which would reasonably be expected to have a Material Adverse Effect.

         5.08 ORDINARY COURSE OF BUSINESS. Except as set forth in SCHEDULE
5.08 and except for such actions which would not reasonably be expected to have a Material Adverse Effect, since the Balance Sheet Date the Business has been conducted only in the ordinary and usual course consistent with past practice.

         5.09 INSURANCE. SCHEDULE 5.09(a) describes the insurance coverage maintained by or on behalf of CCS, the Business or the Assets. Except as set forth on SCHEDULE 5.09(b), no member of the Grace Group or any CCS Entity has received any written notice from, or on behalf of, any insurance carrier issuing to it those insurance policies which are among the Assumed Contracts to the effect that: (a) insurance rates will hereafter be substantially increased; (b) there will hereafter be no renewal of existing policies; or
(c) material modification of any aspect of the Business will be required.

         5.10 CONTRACTS. SCHEDULE 5.10 lists all the contracts and agreements of CCS that (i) (A) have a term of one year or more, (B) cannot be canceled by CCS without penalty upon notice of one year or less and (C) under which CCS may reasonably be expected to make expenditures or obtain receipts of $100,000 or more or (ii) could reasonably be expected to impose a material restriction on the conduct of the business of CCS (the agreements described in (i) and (ii) above shall collectively be referred to as the "MATERIAL CONTRACTS"). CCS heretofore has delivered or made available to Buyer complete copies of all such Material Contracts as currently in effect. Each Material Contract is valid and in full force and effect, and CCS is not in default thereunder.

         5.11 LABOR AND EMPLOYMENT. SCHEDULE 5.11(a) lists each collective bargaining agreement between CCS and a labor union or similar organization covering any employee of any CCS Entity and each individual employment or consulting agreement that will remain in effect after the Closing covering any employee or consultant of a CCS Entity. Except as set forth in SCHEDULE 5.11(b), there is no labor strike, dispute, slowdown or stoppage actually Pending, threatened against or affecting any CCS Entity which may have a Material Adverse Effect; no CCS Entity has, during the twelve (12) month period prior to the date hereof, experienced any work stoppage or other labor dispute which may have a Material Adverse Effect.

         5.12 EMPLOYEE BENEFIT PLANS.

                  (a) Except as set forth in SCHEDULE 5.12(a), there are no Plans, individually, that are expected to have liabilities in excess of $100,000 annually. With respect to each Plan, as applicable, accurate and complete (i) copies of each written Plan (including all amendments thereto), (ii) copies of related trust or funding agreements, (iii) copies of written summary plan descriptions, (iv) copies of written summaries of material modifications, (v) copies of the most recent annual reports and financial statements, (vi) copies of the most recent determination letter from the IRS for each Plan intended to qualify under Code Section 401(a) and (vii) written summary descriptions of each unwritten Plan set forth in SCHEDULE 5.12(a), have been heretofore delivered or made available to Buyer.

                  (b) No CCS Entity nor any of their respective predecessors, has ever contributed to, contributes to, or has ever been required to contribute to, any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any "multiemployer plan" (within the meaning of Sections (3)(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063 and 4064 of ERISA.

                  (c) With respect to each of the Plans on SCHEDULE 5.12(a), except as set forth on SCHEDULE 5.12(c) (i) all payments required to be made prior to Closing by any Plan with respect to all periods through the date of the Closing shall have been made; (ii) each Plan in form and in operation complies in all material respects with applicable law, including, without limitation, ERISA and the Code; (iii) no "prohibited transaction," within the meaning of
Section 4975 of the Code and Section 406 of ERISA which would reasonably be expected to have a Material Adverse Effect, has occurred with respect to the Plan (and the consummation of the transactions contemplated by this Agreement will not constitute or directly or indirectly result in such a "prohibited transaction"); and (iv) with respect to each Plan that is funded mostly or partially through an insurance policy, no CCS Entity has any liability in the nature of retroactive rate adjustment or loss sharing arrangement. The CCHP 401(k) Plan (the "401(k) PLAN") is the only CCS Plan intended to qualify under
Section 401(a) of the Code. The 401(k) Plan is a prototype plan. Nothing has occurred since the inception of the 401(k) Plan, or is expected to occur through the Closing Date, that would reasonably be expected to cause the loss of the 401(k) Plan's status as a plan qualified under Section 401 (a) of the Code. The IRS has issued to the 401(k) Plan's prototype sponsor a favorable determination letter that has been delivered to the Buyer.

                  (d) The consummation of the transactions specified in this Agreement will not give rise to any liability for severance pay, unemployment compensation, termination pay, or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director or shareholder of any CCS Entity (whether current, former, or retired) or their beneficiaries under any Plan listed in
SCHEDULE 5.12(a) solely by reason of such transactions. No CCS Entity maintains, contributes to, or in any way provides for any benefits of any kind whatsoever under an "employee welfare benefit plan" (as defined under Section 3(1) of ERISA) to any current or future retiree or terminee, other than under Section 4980B of the Code. Except as set forth in SCHEDULE 5.12(d), no authorized officer, director, partner or employee of Grace, Nestor or any CCS Entity has made any promises or commitments to create any additional plan, agreement, or arrangement, or to modify or change any existing Plan listed on SCHEDULE 5.12(a) that would materially increase the liabilities associated with such Plan. Except for the provisions of applicable law (including, without limitation, applicable contract law), no event, condition, or circumstance exists that would prevent the amendment or termination of any Plan set forth in SCHEDULE 5.12(a).

         5.13 INTELLECTUAL PROPERTY. SCHEDULE 5.13(a) sets forth a list of all patents and patent applications, registered trademarks and trademark applications, registered service marks and service mark applications and copyrights and copyright applications owned by CCS and used directly and primarily in the Business. Except as set forth in SCHEDULE 5.13(b), CCS has not granted any third party any license to use any of such items. The Intellectual Property included in the Assets is the only Intellectual Property used directly and primarily in the Business except for such Intellectual Property, the failure of which to be included in the Assets would not have a Material Adverse
Effect. SCHEDULE 5.13(c) lists all Material Contracts under which CCS has a license from an unaffiliated Person to use the Intellectual Property in the Business. CCS heretofore has delivered or made available to Buyer complete copies of such Material Contracts as currently in effect.

         5.14 COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 5.14, CCS, the CCS Parents and the Plans are in compliance with all federal, state, county, local or foreign laws, statutes, ordinances, rules and regulations, the failure to be in compliance with which would reasonably be expected to have a Material Adverse Effect.

         5.15 PERMITS. CCS has duly obtained all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals (collectively, "PERMITS") necessary for the conduct of the Business, except for such Permits the failure of which to have obtained would not reasonably be expected to have a Material Adverse Effect (the "MATERIAL PERMITS"); each of the Material Permits is listed in SCHEDULE 5.15 and is in full force and effect; there are no proceedings Pending or, to the Knowledge of Sellers, threatened which may result in the revocation, cancellation, suspension or modification of any Material Permit.

         5.16 TAXES. Except with respect to Taxes which are included within the Retained Liabilities and except as set forth in SCHEDULE 5.16: (a) each CCS Entity has filed (or had filed on its behalf) with appropriate tax authorities all Tax Returns required to be filed by it and has paid (or had paid on its behalf) all Taxes due for all periods ending on or prior to the Closing Date;
(b) all amounts required to be withheld or collected by any CCS Entity from customers or from or on behalf of employees for income, social security and unemployment insurance Taxes have been collected or withheld and either paid to the appropriate governmental agency or set aside and, to the extent required by law, held in accounts for such purpose; (c) there are no Pending or threatened actions or proceedings by any applicable taxing authority for the assessment, collection, adjustment or deficiency of Taxes against any CCS Entity and there are no Pending or threatened Tax audits of any CCS Entity;
(d) there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any assessment of Tax or audit of any Tax Return of any CCS Entity for any period; and (e) no CCS Entity is a party to any agreement, contract, arrangement or plan that as a result of the transactions contemplated by this Agreement would result, separately or in the aggregate, in the payment on behalf of any CCS Entity of any "excess parachute payments" within the meaning of Section 280G of the Code.

         5.17 CUSTOMERS. Set forth in SCHEDULE 5.17 is a true and complete list of the top two and fourth through tenth largest customers of CCS in order of dollar amount of revenues during the last two fiscal years and for the period from the end of the last fiscal year through April 30, 1999, showing the total revenues in dollars from each such customer during each such period.

         5.18 YEAR 2000 COMPLIANCE. Based on representations and warranties made by vendors to the CCS Entities, the computer systems (including all work stations and other components) of CCS are year 2000 compliant, except for such failures to be so compliant which would not reasonably be expected to have a Material Adverse Effect.

         5.19 ENVIRONMENTAL MATTERS. All the operations of CCS comply and have at all times complied with all applicable Environmental Laws and CCS has not incurred any

Environmental Liabilities, except as, singularly or in the aggregate, would not have a Material Adverse Effect.

         5.20 QUESTIONABLE PAYMENTS. No CCS Entity or any director, officer, agent, employee, or any other Person acting on behalf of a CCS Entity has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses; made any unlawful payment to government officials or employees or to political parties or campaigns; established or maintained any unlawful fund of corporate monies or other assets; made or received any bribe, or any unlawful rebate, payoff, influence payment, kickback or other payment; given any favor or gift which is not deductible for federal income tax purposes; or made any bribe, kickback, or other payment of a similar or comparable nature, to any governmental or non-governmental Person, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business or for special concessions secured, which such acts as described above, if discovered, would reasonably be expected to have a Material Adverse Effect.

         5.21 INVESTMENT INTENT. CCS represents that it is acquiring the Buyer Shares for investment purposes and not with a view to the distribution thereof, provided that the disposition of its property shall at all times be within its control. Sellers acknowledge that the Buyer Shares have not been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT") and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law.

                                    ARTICLE 6

                      BUYER REPRESENTATIONS AND WARRANTIES

         Buyer represents and warrants to Sellers as follows:

         6.01 CORPORATE STATUS AND AUTHORITY. Buyer is a corporation duly organized and validly existing under the laws of Delaware. Buyer has full corporate power to enter into this Agreement and the Transaction Documents to which it is or will be a party and perform its obligations hereunder and thereunder.

         6.02 AUTHORIZATION. The execution and delivery by Buyer of this Agreement and the Transaction Documents to which it is or will be a party, and its performance of its obligations hereunder and thereunder, have been duly authorized by all required corporate action (including stockholder action).

         6.03 CAPITALIZATION. As of the date hereof, the authorized capital stock of Buyer consists of 2,000,000 Buyer Shares, of which, as of the Closing 1,000,000 shares (which includes those shares issued to CCS) will be issued and outstanding. Upon issuance of the Buyer Shares to CCS in connection with this Agreement, such Buyer Shares shall be validly issued and outstanding, fully paid and nonassessable, free of preemptive rights, and free and clear of all Liens, except for Liens resulting from actions of or on behalf of Sellers.

         6.04 EXECUTION AND DELIVERY. Buyer has duly and validly executed and delivered this Agreement and the Transaction Documents to which it is a party and which are being executed and delivered simultaneously with this Agreement; and, this Agreement and such Transaction Documents are valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (whether or not considered on a proceeding at law or in equity). The remaining Transaction Documents to which Buyer will be a party, when executed and delivered at the Closing, will be duly and validly executed and delivered by Buyer, and upon such execution and delivery, will be valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (whether or not considered on a proceeding at law or in equity).

         6.05 NO CONFLICT. The execution and delivery by Buyer of this Agreement and the Transaction Documents to which it is or will be a party, and its performance of its obligations hereunder and thereunder, does not and will not (a) conflict with its certificate of incorporation or by-laws; or
(b) result in a breach of any of the provisions of, or constitute a default under, any judgment, order, decree, or agreement to which Buyer is bound, which breach or default would prevent Buyer from executing and delivering this Agreement or any Transaction Document to which it is or will be a party or performing its obligations hereunder or thereunder.

         6.06 SUFFICIENT FUNDS. Buyer will have on the Scheduled Closing Date sufficient funds to consummate the transactions contemplated by this Agreement to be performed by Buyer.

                                    ARTICLE 7

                               INVESTIGATION, ETC.

         7.01 INVESTIGATION, ETC. Buyer hereby acknowledges the following:

                  (a) Buyer has conducted its own investigation and has made its own evaluation of the CCS Entities and the Business, Assets and Assumed Liabilities. The scope of such investigation has been determined by Buyer. No such investigation shall limit any representation or warranty of Sellers contained herein.

                  (b) As part of its investigation, Buyer is being given certain forecasts, projections and opinions prepared or furnished by or on behalf of Sellers with respect to the Business (the "ADDITIONAL FINANCIAL INFORMATION"). Buyer has taken responsibility for evaluating the adequacy of the Additional Financial Information. There are uncertainties inherent in attempting to make projections and forecasts and formulate opinions; Buyer is familiar with such uncertainties, and has taken such uncertainties into account in its evaluation of the Additional Financial Information. Except for the representations and warranties contained in Article 5 of this Agreement, neither of Sellers nor any of their respective Affiliates shall have any liability of any kind to Buyer or any other Buyer Entity, with respect to any of the Additional Financial Information.

         7.02 NO ADDITIONAL REPRESENTATIONS. (a) Buyer hereby acknowledges that, except for the representations and warranties contained in Article 5 of this Agreement, no Seller nor any of its Affiliates is making any representation or warranty, express or implied, of any nature whatsoever with respect to the Business, Assets and Assumed Liabilities.

                  (b) Sellers hereby acknowledge that, except for the representations and warranties contained in Article 6 of this Agreement, neither Buyer nor any of its Affiliates is making any representation or warranty, express or implied, of any nature whatsoever, in connection with the transactions contemplated hereby.

                                    ARTICLE 8

                         COVENANTS OF SELLERS AND BUYER

         8.01 ACCESS AND INQUIRY. Between the date of this Agreement and the Closing, Sellers shall give Buyer reasonable access to the facilities of the CCS Group and Buyer will be permitted to contact and make reasonable inquiry of employees and customers of CCS regarding the Business, Assets and Assumed Liabilities. Sellers shall make available to Buyer all books, records, and other financial data and files of the CCS Entities. Buyer acknowledges that the terms of the Confidentiality Agreement shall apply to information obtained pursuant to this Section.

         8.02 BULK TRANSFER. The parties agree to waive compliance with any bulk transfer law applicable to any of the transactions contemplated hereby.

         8.03 HART-SCOTT-RODINO ACT. As soon as practicable after the date hereof, Sellers and Buyer will file or cause to be filed appropriate Notification and Report Forms under the HSR Act. Sellers and Buyer shall cooperate to coordinate such filings, and to make reasonable efforts to respond to any governmental request or inquiry with respect thereto.

         8.04 PERMITS. As soon as reasonably practicable after the date hereof, Buyer shall prepare and file or cause to be prepared and filed with the appropriate licensing and permitting authorities applications for the issuance to Buyer of all those Material Permits on

SCHEDULE 5.15 that are not assignable or will be revoked, canceled, suspended or modified as a result of the transactions contemplated by this Agreement. Buyer shall use all reasonable efforts to secure such Material Permits. Sellers shall use all reasonable efforts requested by Buyer to assist Buyer in the preparation of such applications and the securing of such Material Permits.

         8.05 NO SOLICITATION, ETC. Sellers and the Covered Parties (as defined in the following sentence) shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Sellers or the Covered Parties with respect to an Acquisition Proposal (as defined herein). From the date hereof, Sellers shall not, and shall not permit any of their respective Affiliates (including W.R. Grace & Co.) or any of the CCS Entities or any officer, director, employee or representative of any of them (collectively, the "COVERED PARTIES"), to directly or indirectly, solicit or initiate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal from any Person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; provided, however, that notwithstanding the foregoing, Sellers may at any time prior to the Closing: (i) engage in discussions or negotiations with a third party who (without any solicitation or initiation, directly or indirectly, by any of the Sellers or the Covered Parties after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning CCS and its business if (A) the third party has first made an unsolicited bona fide written Acquisition Proposal (so long as such proposal did not result from a breach of this Section 8.05) and Grace determines in good faith that to do so has a reasonable prospect of leading to an Acquisition Proposal that is superior to the transaction contemplated by this Agreement (taking into account all legal, financial and regulatory aspects of the proposal and the Person making such proposal), has a reasonable likelihood of being consummated and for which financing for the Acquisition Proposal has a reasonable prospect to be obtained (any such more favorable proposal, a "SUPERIOR PROPOSAL") and (B) prior to furnishing such information to or entering into discussions or negotiations with such Person, Grace (x) provides prompt notice to Buyer to the effect that it is planning to furnish information to or enter into discussions or negotiations with such Person and (y) receives or shall have received from such Person an executed confidentiality agreement or (ii) accept a Superior Proposal from a third party, provided Grace concurrently terminates this Agreement pursuant to Section 13.01(c) and immediately pays the Break-Up Fee set forth in Section 13.02(a). Sellers and the Covered Parties shall notify Buyer orally of the terms and conditions of any Superior Proposals and the identity of the Person making it within 24 hours of the receipt thereof. As used herein, "ACQUISITION PROPOSAL" shall mean a proposal to offer (other than by a member of the Buyer Group) to acquire by merger, reorganization, consolidation, purchase or otherwise any equity securities of, or partnership interest in, any CCS Entity or 15% or more of the assets of any CCS Entity.

         8.06 MRA SHARES. Grace shall acquire, directly or indirectly, from Nestor prior to Closing all of the outstanding capital stock of MRA (or such other entity as may be the partner of CCS); provided, however, that this Section shall be deemed void AB INITIO if this Agreement is terminated pursuant to Section 13.01 or because the conditions set forth in Article 11 shall not have been satisfied.

         8.07 ASSIGNMENT OF NON-COMPETITION AGREEMENTS. Effective as of the Closing, each member of the Grace Group hereby assigns to Buyer all its rights under all non-competition agreements with respect to the Business to which it is a party. Each member of the Grace Group covenants that it shall not terminate or modify, or agree to terminate or modify, such agreements.

         8.08 FULFILLMENT OF CONDITIONS. Buyer and Sellers shall use their reasonable efforts to cause the conditions to Closing set forth in Articles 10 and 11 to be fulfilled in a timely manner.

         8.09 NOTICES TO THIRD PARTIES. Buyer and Sellers shall cooperate to make all other filings and to give notice to all third parties that may reasonably be required to consummate the transactions contemplated by this Agreement.

         8.10 REASONABLE EFFORTS. In using reasonable efforts under Sections 8.03, 8.04, and 8.08, neither Grace, CCS, Buyer nor their respective Affiliates shall be required to make any payment (other than for reasonable legal fees) that it is not presently legally or contractually required to make, divest any assets (including but not limited to the Assets), make any change in the conduct of its business, accept any limitation on the future conduct of its business, enter into any other agreement or arrangement with any Person that it is not presently contractually required to enter into, accept any significant modification in any existing agreement or arrangement, or agree to any of the foregoing.

         8.11 LETTER REGARDING CONDITIONS. At the opening of business on the day before the Closing Date, Buyer shall provide Sellers with a letter (a) stating that as of that time, all the conditions set forth in Article 10 (other than the conditions in Sections 10.06 and 10.07) have been satisfied, and that the forms of certificates and opinion required by Sections 10.06 and 10.07 are acceptable, or (b) specifying the conditions set forth in Article 10 that have not been satisfied. If, during the period from and after the delivery of such letter, Buyer determines that any condition set forth in Article 10 is no longer satisfied, Buyer shall not be obligated to cause the Closing to occur and shall have no liability to Sellers as a result of Buyer's delivery of such letter.

                                    ARTICLE 9

                    CONDUCT OF BUSINESS PRIOR TO THE CLOSING

         Sellers agree that except as otherwise contemplated by this Agreement or consented to by Buyer, from the date of this Agreement until the Closing:

         9.01 OPERATION IN ORDINARY COURSE. Except as set forth in SCHEDULE 9.01, the Business shall be conducted only in the ordinary course and consistent with past practice.

         9.02 DISPOSITION OF ASSETS. CCS shall not sell, lease (as lessor), transfer, license (as licensor), or otherwise dispose of, any of the Assets except the Retained Assets, other than in the ordinary course of business.

         9.03 ASSUMED CONTRACTS. CCS shall not terminate or enter into any Material Contract.

         9.04 RELATIONS WITH CUSTOMERS AND SUPPLIERS. CCS shall use all reasonable efforts to preserve its relations with customers and suppliers.

                                   ARTICLE 10

                   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

         All obligations of Buyer under this Agreement are subject, at Buyer's option, to the fulfillment prior to or at the Closing, of each of the following conditions.

         10.01 ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty of Sellers under this Agreement shall be true and accurate in all material respects.

         10.02 PERFORMANCE OF COVENANTS AND AGREEMENTS. Sellers shall have performed, in all material respects, all of the covenants and agreements required to be performed by them at or prior to the Closing pursuant to this Agreement.

         10.03 HART-SCOTT-RODINO ACT. All waiting periods under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired, by passage of time or by valid termination by the FTC or the DOJ; no representative or member of the staff of either the FTC or the DOJ shall be taking the position that any such waiting period has not expired for any reason; and no representative or member of the staff of either the FTC or the DOJ shall have requested a delay of the Closing for a period which has not expired, which request has not been withdrawn.

         10.04 PERMITS, CONSENTS, ETC.

                    (a) There shall be no Material Permits, consents, or declarations to or filings with, any Governmental Authority required in connection with the transactions contemplated by this Agreement and the Transaction Documents that have not been accomplished or obtained, the failure to have accomplished or obtained would reasonably be expected to have a Material Adverse Effect.

                    (b) The non-governmental third party consents set forth on
SCHEDULE 10.04(b) shall have been obtained at or prior to the Closing.

         10.05 LITIGATION. No action, suit or proceeding by any third person (including, without limitation, any Governmental Authority) shall have been instituted (and remain Pending on the date of the Closing) against Grace, any CCS Entity or Buyer Entity that questions, or reasonably could be expected to lead to subsequent questioning of, the validity or legality of this Agreement or the transactions contemplated by this Agreement or seeks damages against any Buyer Entity or CCS Entity or injunctive relief in connection therewith.

         10.06 CERTIFICATES OF SELLERS. (a) Each Seller shall have delivered to Buyer its certificate, dated the Closing Date, signed by such Seller or its Chief Executive Officer or President or any of its Vice Presidents, certifying that: (i) each and every representation and warranty made by it under this Agreement is true and accurate in all material respects as of the Closing; and (ii) such Seller has performed, in all material respects, at or prior to the Closing all of the covenants and agreements required to be performed by it at or prior to the Closing pursuant to this Agreement.

                    (b) On or before the Closing Date, Sellers may deliver to Buyer one or more proposed amendments to the Schedules to reflect any information not included in the original Schedules. If Buyer accepts in writing (which acceptance or rejection shall be in Buyer's sole and absolute discretion) such amendments to the Schedules and/or the certificates described in clause (a) containing exceptions, and proceeds with the Closing, then

Buyer shall be deemed to have waived any rights against Sellers with respect to any misrepresentation or breach of warranty disclosed in such amendments or exceptions.

         10.07 OPINION OF SELLERS' COUNSEL. Sellers shall have delivered to Buyer an opinion of Grace's General Counsel, dated the Closing Date, in the form of Exhibit 10.07.

         10.08 MATERIAL ADVERSE CHANGE. No material adverse change shall have occurred since the Balance Sheet Date in the business, assets, operations, prospects or condition (financial or other) of CCS.

         10.09 LANDLORD CONSENT/ESTOPPEL LETTERS. Sellers shall provide Buyer with an estoppel letter reasonably satisfactory to Buyer dated within five Business Days of the Closing Date from each of the lessors of Leased Real Property confirming the effectiveness of the applicable lease and the absence of any default thereunder and, for the property in Boca Raton, FL, consenting to the transactions contemplated by this Agreement.

                                   ARTICLE 11

                  CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS

         All obligations of Sellers under this Agreement are subject to the fulfillment prior to or at the Closing, of each of the following conditions.

         11.01 ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty of Buyer under this Agreement shall be true and accurate in all material respects as of the Closing.

         11.02 PERFORMANCE OF COVENANTS AND AGREEMENTS. Buyer shall have performed, in all material respects, all of the covenants and agreements required to be performed by Buyer at or prior to the Closing pursuant to this Agreement.

         11.03 HART-SCOTT-RODINO ACT. All waiting periods under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired, by passage of time or by valid termination by the FTC or the DOJ; no representative or member of the staff of either the FTC or the DOJ shall be taking the position that any such waiting period has not expired for any reason and no representative or member of the staff of either the FTC or the DOJ shall have requested a delay of the Closing for a period which has not expired, which request has not been withdrawn.

         11.04 LITIGATION. No action, suit or proceeding by any third person (including, without limitation, any Governmental Authority) shall have been instituted (and remain Pending on the date of the Closing) against Grace or any CCS Entity that questions, or reasonably could be expected to lead to subsequent questioning of, the validity or legality of this Agreement or the transactions contemplated by this Agreement or seeks damages from either Seller or its respective Affiliates or injunctive relief in connection therewith.

         11.05 CERTIFICATE OF BUYER. Buyer shall have delivered to Sellers a certificate of Buyer, dated the Closing Date, signed by its Chief Executive Officer or President or any of its Vice Presidents, certifying that: (i) each and every representation and warranty made by it under this Agreement is true and accurate in all material respects as of the Closing; and (ii) Buyer has performed, in all material respects, at or prior to the Closing all of the covenants and agreements required to be performed by it at or prior to the Closing pursuant to this Agreement.

         11.06 OPINION OF BUYER'S COUNSEL. Buyer shall have delivered to Sellers an opinion of Proskauer Rose LLP, counsel to Buyer, dated the Closing Date, in the form of Exhibit 11.06.


                                   ARTICLE 12

                                EMPLOYEE MATTERS

         12.01 EMPLOYMENT. Prior to the Closing Date, Buyer shall make an offer of employment to each employee who is actively employed by CCS on the Closing Date (each a "TRANSFERRED EMPLOYEE"); provided, however, that any such offer of employment shall be contingent on the consummation of the Closing. Sellers consent to Buyer contacting such employees with respect to the desire of such employees to enter the employ of Buyer. Notwithstanding the foregoing, nothing herein shall be construed as to prevent Buyer from terminating the employment of any Transferred Employee at any time after the Closing Date for any reason (or no reason). Sellers shall deliver to Buyer as of the Closing Date all personnel files relating to Transferred Employees.

         12.02 ASSUMED CCS PLANS. On the Closing Date, Buyer shall assume all assets and liabilities under each of the CCS Plans and Sellers and Buyer shall take all action as may be necessary or appropriate to establish Buyer as the successor as to all rights, duties, assets and liabilities under, or with respect to, the CCS Plans so assumed. Notwithstanding the foregoing, Buyer shall have the right (consistent with applicable law) to continue, terminate, merge or make changes or cause changes to be made in any CCS Plan or in any compensation, benefits and other terms of employment of any Transferred Employee.

                                   ARTICLE 13

                                   TERMINATION

         13.01 RIGHTS TO TERMINATE.

                    (a) This Agreement may be terminated at any time prior to the Closing by written agreement of Sellers and Buyer.

                    (b) If for any reason the Closing shall not take place on the Scheduled Closing Date (as it may be postponed by an amendment to this Agreement executed in accordance with Section 19.05) or within ten Business Days thereafter, then either Grace or Buyer may terminate this Agreement at any time thereafter.

                    (c) This Agreement may be terminated by Sellers at any time prior to the Closing by written notice to Buyer if Grace determines that an Acquisition Proposal constitutes a Superior Proposal pursuant to the provisions of Section 8.05 herein.

                    (d) This Agreement may be terminated at any time prior to the Closing by Sellers or Buyer if:

                             (i) Nestor shall not have received, by the
Scheduled Closing Date, the approval of the sale of Nestor's interest in CCS to Grace from the holders of the ordinary shares of Nestor by a simple majority of the votes cast at an extraordinary general meeting (the "NESTOR SHAREHOLDERS' APPROVAL"); or

                             (ii) an action, suit or proceeding by a third
person (including, without limitation, any Governmental Authority) has been instituted (and remains Pending on the date of the Closing) against Nestor or any of its Subsidiaries that questions or reasonably could be expected to lead to subsequent questioning of, the legality of the sale of Nestor's interest in CCS to Grace or seeks damages against Nestor or any of its Subsidiaries or injunctive relief in connection therewith.

         13.02 CONSEQUENCES OF TERMINATION.

                    (a) The termination of this Agreement shall not affect a party's obligation to the other parties hereto (and all related Persons) for any prior breach of any covenant or agreement contained in this Agreement, except that upon termination of this Agreement in accordance with: (i) any of the provisions of Section 13.01, the parties (and all related Persons) shall be released from any and all liability for breach of any of the representations and warranties contained in Articles 5 and 6 of this Agreement, (ii) Section 13.01(c), Sellers shall pay to Buyer an aggregate fee of $6 million plus actual third party expenses of Buyer, not in excess of $900,000, relating to the transactions contemplated by this Agreement (including, without limitation, fees and expenses of Buyer's counsel and counsel to Buyer's lenders) (the "BUYER'- EXPENSES" and together with the $6 million fee, the "BREAK-UP FEE"), and (iii)
Section 13.01(d)(i), Sellers shall pay to Buyer the amount of Buyer's Expenses; PROVIDED, HOWEVER, that if Sellers accept a Superior Proposal within 12 months from the date of termination of this Agreement pursuant to Section 13.01(d)(i), Sellers shall pay to Buyer the Break-Up Fee (less the amount of the Buyer's Expenses previously paid). Termination of this Agreement pursuant to Section 13.01(c) shall not be effective until the Break-Up Fee has been paid.

         (b) In the event of termination of this Agreement pursuant to Section
13.01 by either Sellers or Buyer, Sections 13.02, 17.01 and 17.02 shall survive any such termination.

                                   ARTICLE 14

                                 INDEMNIFICATION

         14.01 DEFINITIONS.

                    (a) "Claim" means any claim, demand, suit, action or proceeding.

                    (b) "Damages" means any and all penalties, fines, damages, liabilities, losses, costs or expenses (including reasonable Litigation Expenses).

                    (c) "Direct Claims" means Claims other than Third Party Claims.

                    (d) "Litigation Expenses" means attorneys' fees and other costs and expenses incident to investigations or proceedings respecting, or the prosecution or defense of, a Claim.

                    (e) "Third Party Claims" means any and all Claims by any Person, other than any Grace Entity, CCS Entity or Buyer, which could give rise to a right of indemnification under this Article.

         14.02 SELLERS' INDEMNIFICATION.

                    (a) Subject to the terms and limitations of this Article, each of the Sellers shall severally and jointly indemnify Buyer and the other Buyer Entities against any Damages which are caused by or arise out of: (i) the failure to perform or fulfill any covenant or agreement to be performed or fulfilled by the Sellers under this Agreement or any of the Transaction Documents, (ii) any inaccuracy in any representation or breach of any warranty made by the Sellers in Article 5, (iii) the failure to comply with any applicable bulk transfer law, or (iv) the Retained Liabilities.

                    (b) The representations and warranties set forth in Article 5 shall survive the Closing; PROVIDED, HOWEVER, that (i) the representations and warranties set forth in Sections 5.01 through 5.03 and Sections 5.12 and 5.16 shall expire and be of no further force or effect upon the expiration of the statute of limitations applicable to the relevant Claim and (ii) the representations and warranties set forth in Sections 5.04 and subsequent Sections of Article 5 (other than Sections 5.12 and 5.16) shall expire and be of no further force and effect 12 months after the Closing Date, except in both cases, with respect to Claims which Buyer or other Buyer Entities have previously asserted in writing against Sellers describing the nature of such Claims with reasonable specificity, such representation or warranty shall not expire until the Claims are finally resolved.

                    (c) Any indemnification payment under this Section shall be treated as a reduction of the Purchase Price.

         14.03 BUYER'S INDEMNIFICATION.

                    (a) Subject to the terms and limitations of this Article, Buyer shall indemnify Sellers and the other Grace Entities against any Damages which are caused by or arise out of (i) the failure to perform or fulfill any covenant or agreement to be performed or fulfilled by Buyer under this Agreement or any of the Transaction Documents, (ii) any inaccuracy in any representation or breach of any warranty made by Buyer in Article 6 or (iii) the Assumed Liabilities.

                    (b) The representations and warranties set forth in Article 6 shall survive the Closing; PROVIDED, HOWEVER, that the representations and warranties set forth in Sections 6.01 through 6.05 shall expire and be of no further force or effect upon the expiration of the statute of limitations applicable to the relevant Claim, except with respect to Claims which Sellers or other Grace Entities have previously asserted in writing against Buyer describing the nature of such Claims with reasonable specificity, such representation or warranty shall not expire until the Claims are finally resolved.

         14.04 LIMITATIONS WITH RESPECT TO CERTAIN CLAIMS.

                    (a) No Buyer Entity may assert any Claim for indemnification (collectively, "BUYERS' CLAIMS"), with respect to the breach of any representation or warranty made in Section 5.04 or subsequent Sections of
Article 5, unless (i) Buyers' Claims give rise to Damages, which individually or together with all other related Buyers' Claims exceed $25,000, and (ii) unless and until the aggregate amount of such Buyers' Claims assertable under clause
(i) shall exceed $1,000,000, and then only with respect to the excess of such aggregate Buyers' Claims over said $1,000,000.

                    (b) In no event shall the aggregate amount of the Sellers' indemnification obligations under Sections 14.02(a)(i) and 14.02(a)(ii) of this Agreement exceed the Purchase Price. In no event shall the aggregate amount of Buyer's indemnification obligations under Sections 14.03(a)(i) and 14.03(a)(ii) of this Agreement exceed the Purchase Price.

                    (c) The dollar thresholds set forth in this Section have been negotiated for the special purpose of the provision to which they relate, and are not to be taken as evidence of the level of "materiality" for purposes of any statutory or common law which may be applicable to the transactions contemplated by this Agreement under which a level of materiality might be an issue.

                    (d) The limitations set forth in Sections 14.04(a) and 14.04(b) shall not apply to any other claims for indemnification under this Agreement.

         14.05 DEFENSE OF THIRD PARTY CLAIMS.

                    (a) If any Person intends to seek indemnification under this Agreement for a Third Party Claim, or to have a Third Party Claim taken into account for purposes of the dollar thresholds of Section 14.04, such Person (an "INDEMNITEE" with respect to such Third Party Claim) shall notify the Persons from whom it intends to seek such indemnification or request the taking into account of such Claim (the "INDEMNITORS" with respect to such Third Party Claim) in writing as soon as reasonably practicable after learning of such Third Party Claim. It shall be a necessary condition of any Claim by any Indemnitee for indemnification with respect to any Third Party Claim, or for such Third Party Claim to be taken into account for purposes of the dollar thresholds under
Section 14.04, that such lndemnitee notify the Indemnitors prior to the time when the Indemnitors' ability to contest the Third Party Claim would be materially impaired by lack of notice (the "NOTICE CONDITION"). If the Notice Condition is not met with respect to a Third Party Claim, then the lndemnitees shall be deemed to have waived their rights to indemnification or payment with respect to such Third Party Claim to the extent the Indemnitor's ability to contest such Third Party Claim has been impaired by such lack of notice.

                    (b) Except as otherwise provided in subsection (c) of this Section, the lndemnitors may undertake the defense of a Third Party Claim of which the Indemnitees have notified the Indemnitors, by notice to the Indemnitees not later than 30 calendar days after receipt by the lndemnitors of Indemnitees' notice of the claim. Failure on the part of the

Indemnitors to so notify the lndemnitees that they will undertake such defense shall be deemed to be a waiver of the lndemnitors' right to undertake such defense. If the Indemnitors undertake the defense of any Third Party Claim, they shall control the investigation and defense thereof, except that the Indemnitors shall not require any Indemnitee, without its prior written consent, to take or refrain from taking any action in connection with such Third Party Claim, or make any public statement, which such lndemnitee reasonably considers to be against its interest, nor shall the Indemnitors, without the prior written consent of the Indemnitees, consent to any settlement that does not consist solely of the payment of money by the Indemnitors (or by the Indemnitees if the thresholds in Section 14.04 have not yet been satisfied) and an unconditional release of the Indemnitees; and subject to the Indemnitors' control rights, the Indemnitees may participate in such investigation and defense, at their own expense. If the Indemnitors do not undertake the defense of a Third Party Claim, then except as otherwise provided in subsection (c) of this Section, the lndemnitees shall control such investigation and defense, except that the Indemnitees shall not require any Indemnitor, without its prior written consent, to take or refrain from taking any action in connection with such Third Party Claim, or make any public statement, which such lndemnitor reasonably considers to be against its interest; with respect to any Third Party Claim for which Indemnitors have agreed to assume the liability but have not undertaken the defense, no Indemnitee shall consent to any settlement of such Third Party Claim without the prior written consent of the Indemnitors which consent will not be unreasonably withheld; and subject to the lndemnitees' control rights, the Indemnitors may participate in such investigation and defense, at their own expense.

                    (c) If there is a material conflict of interest between the Indemnitors and the Indemnitees with respect to a Third Party Claim, neither group shall be entitled to assume the defense thereof. In that event the Indemnitors and the Indemnitees each shall be entitled to conduct their own respective investigations and defenses, but they shall cooperate to conduct such investigation and defense as efficiently as possible. If the Indemnitors are required to indemnify the lndemnitees with respect to such Third Party Claim, they shall pay the reasonable attorneys' fees and expenses of one individual or firm representing the Indemnitees and one local counsel in each relevant jurisdiction with respect thereto.

                    (d) Buyer and Sellers shall make available to each other, their counsel and other representatives, all information and documents reasonably available to them which relate to any Third Party Claim or any Tax liability which is a Retained Liability, and otherwise cooperate as may reasonably be required in connection with the investigation and defense thereof. Grace shall have sole authority to conduct the defense on behalf of the CCS Entities of any IRS audit of the CCS Entities' meals and incidentals program for all Tax years ending on or prior to Closing. Buyer shall cooperate in providing reasonable assistance to Grace, at no cost to Buyer, in the defense thereof. Grace shall retain exclusive authority to settle any such audit on terms and conditions as Grace may determine.

         14.06 PUNITIVE DAMAGES. No party to this Agreement, nor any other Grace Entity, CCS Entity or Buyer Entity, shall seek or be entitled to punitive Damages with respect to any Direct Claim, nor shall it accept payment of any award or judgment for such Direct Claim to the extent that such award or judgment includes such punitive Damages.

                                   ARTICLE 15

                         COOPERATION IN VARIOUS MATTERS

         15.01 MUTUAL COOPERATION.

                    After the Closing, Sellers and Buyer shall cooperate with each other as reasonably requested between them in connection with the prosecution or defense of any claims or other matters relating to the Business or the Assets. Such cooperation shall include the furnishing of testimony and other evidence, permitting access to employees, and providing information regarding the whereabouts of former employees.

         15.02 PRESERVATION OF SELLERS' FILES AND RECORDS. For a period of six years after the Closing, Sellers shall, and shall cause their respective Subsidiaries to, preserve all files and records in their possession relating directly and primarily to CCS and its business, allow the Buyer Group access to such files and records and the right to make copies and extracts therefrom at any time during normal business hours, and not dispose of any thereof, except that at any time after the Closing, either Seller may, but shall not be required to, give Buyer written notice of its intention to dispose of any records that are more than six years old, specifying the items to be disposed of in reasonable detail. Any Buyer Entity may, within a period of sixty days after receipt of any such notice, notify such Seller of the Buyer Group's desire to retain one or more of the items to be disposed of. Such Seller shall, upon receipt of such a notice from the Buyer Group, deliver such items as reasonably requested, at the Buyer Group's expense.

                                   ARTICLE 16

                              POST-CLOSING MATTERS

         16.01 INFORMATION FOR REPORTS. At the reasonable request of Sellers, Buyer shall provide to Sellers on a timely basis, in such form as Sellers may reasonably request, such information relating to CCS and the Business for periods ending on or prior to the Closing Date as Sellers may require in order to enable it to prepare financial, Tax and other reports and statements for such periods.

         16.02 COVENANT NOT TO COMPETE. Grace agrees with respect to all Grace Entities that for a period of three (3) years after the Closing Date, no such entity shall engage directly or indirectly, anywhere in the United States, in the business of providing health care professionals to hospitals and other health care facilities on a temporary or short-term basis; PROVIDED that the foregoing shall not apply to provision of such services by a business acquired by a Grace Entity after the Closing Date if, in the year prior to such acquisition, its net sales of such services were less than 20% of the net sales of the entire acquired business. A Grace Entity may also acquire a business that exceeds the threshold set forth in the immediately preceding sentence; PROVIDED that the entity divests the unit of such business providing such services within one year after its acquisition; and PROVIDED, FURTHER, that if the entity shall not have effected such divestiture within one year after acquisition despite its reasonably diligent efforts, Buyer shall grant the entity reasonable extension of the divestiture period not to exceed six months. If the entity proposes to sell the unit of the acquired business that provides such services, it shall notify Buyer and give Buyer the opportunity to participate in the bidding or other process for the sale of such unit on a basis substantially equal to other interested parties.

         16.03 CONFIDENTIALITY AGREEMENTS. Each of the Sellers hereby agrees to assign their respective rights to those certain confidentiality agreements with Persons who had been previously solicited to acquire the Business. Such confidentiality agreements shall be among the Assumed Contracts. To the extent that such agreements may not be assigned to Buyer, Sellers agree to take all reasonable actions requested by Buyer to enforce such agreements, including the commencement of litigation. Buyer agrees to pay all third party costs and expenses incurred by Sellers in enforcing such agreements, and to indemnify and hold harmless Sellers against any Damages arising out of such enforcement activities.

         16.04 INSURANCE. Buyer shall have no rights under any of the insurance policies maintained by any Seller or Grace Entity on behalf of the CCS Group or its business or assets with respect to events or occurrences after 11:59 p.m. local time on the Closing Date (the "CUT-OFF TIME"), or under any of the claims made policies included in such policies with respect to claims not made before the Cut-Off Time, and any amounts received with respect to such policies shall be promptly paid over to the relevant Person. With respect to rights and claims related to events or occurrences prior to the Cut-Off Time under such policies or the policies on SCHEDULE 5.09(a), Buyer shall be entitled to all rights under such insurance policies. In addition, Sellers agree to take all reasonable actions requested by Buyer to provide Buyer the rights set forth in the immediately proceeding sentence and Buyer shall be responsible for the making and administration of any claims, and Sellers shall provide such cooperation as Buyer may reasonably request in connection therewith. Any amounts received with respect to such policies shall be promptly paid over to Buyer. All rights of Buyer with respect to such policies shall be subject to the terms and conditions of the policies included therein.

         16.05 USE OF "CROSS COUNTRY" NAME. As soon as practicable after the Closing, Sellers shall use their reasonable efforts to change the name of CCS to a name that does not include any of the words "Cross Country Staffing."

                                   ARTICLE 17

                                    EXPENSES

         17.01 BUYER'S EXPENSES. Buyer shall pay and indemnify Sellers against all expenses incurred by or on behalf of Buyer in connection with the preparation, authorization, execution and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, all fees and expenses of Buyer's brokers, finders, agents, representatives, counsel and accountants.

         17.02 SELLERS' EXPENSES. Each Seller shall pay or cause to be paid and indemnify Buyer against all expenses incurred by or on behalf of it, or by or on behalf of its Affiliate, in connection with the preparation, authorization, execution and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, all fees and expenses of CS First Boston and all fees and expenses of brokers, finders, agents, representatives, counsel and accountants of the Sellers and their respective Affiliates and CCS.

         17.03 TRANSFER TAXES. Buyer and the Sellers (treating the Sellers as a single entity for this purpose) each shall pay 50% of any sales, transfer, value added, excise, recording, registration or similar Taxes applicable to the transfer of the Assets pursuant to this Agreement.

                                   ARTICLE 18

                                     NOTICES

         18.01 NOTICES. All notices, requests, demands and other communications required or permitted to be given under this Agreement or any of the Transaction Documents shall be deemed to have been duly given if in writing and delivered personally, delivered by facsimile transmission (upon telephonic confirmation of receipt), or delivered by overnight courier or first-class, postage prepaid, registered or certified mail, return receipt requested, addressed as follows:

         If to Grace or CCS:

                    W.R. Grace & Co.-Conn.
                    7500 Grace Drive
                    Columbia, MD 12044
                    Attention: Corporate Secretary
                    Fax: (410) 531-4783
                    Confirmation: (410) 531-4773

         If to Buyer:

                    Cross Country Holdings, Inc.
                    c/o Charterhouse Group International, Inc.
                    535 Madison Avenue
                    New York, New York  10022
                    Attention: Thomas C. Dircks
                    Fax: (212) 750-9704
                    Confirmation: (212) 584-3200
         with a copy to:

                    Proskauer Rose LLP
                    1585 Broadway
                    New York, New York 10036
                    Attention: Stephen W. Rubin, Esq.
                    Fax: (212) 969-2900
                    Confirmation: (212) 969-3000

         Any party may change the address to which such communications are to be directed to it by giving written notice to Sellers in the manner provided above.

                                   ARTICLE 19

                                     GENERAL

         19.01 ENTIRE AGREEMENT. The Transaction Documents set forth the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, arrangements and understandings relating thereto. No representation, promise, inducement or statement of intention relating to the transactions contemplated by this Agreement has been made by any party or any related person which is not set forth in the Transaction Documents.

         19.02 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflict-of-laws provisions thereof that would otherwise require the application of the law of any other jurisdiction.

         19.03 SUBMISSION TO JURISDICTION. Each party to this Agreement hereby irrevocably submits in any suit, action or proceeding arising out of or relating to this Agreement or any of the Transaction Documents to which it is or will be a party, or any of its obligations hereunder or thereunder, to the jurisdiction of the United States District Court for the Southern District of New York and the jurisdiction of any court of the State of New York located in New York County, and waives any and all objections to such jurisdiction that it may have under the laws of the State of New York or any other jurisdiction.

         19.04 SUCCESSORS AND ASSIGNS. This Agreement shall be assignable by Buyer only with the prior written consent of Sellers, and by Sellers only with the written prior consent of Buyer; PROVIDED, that Buyer may, without such consent, assign its rights under this Agreement to any Affiliate of Buyer or to any Person providing financing to Buyer. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         19.05 AMENDMENTS AND WAIVERS. This Agreement may be amended, superseded or canceled, and any of the terms hereof may be waived, only by a written instrument specifically referring to this Agreement and specifically stating that it amends, supersedes or cancels this Agreement or waives any of its terms, executed by Sellers and Buyer. Failure of any party to insist upon strict compliance with any of the terms of this Agreement in one or more instances shall not be deemed to be a waiver of its rights to insist upon such compliance in the future, or upon compliance with other terms hereof.

         19.06 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which counterparts may be signed by one or more parties. Each such counterpart shall be an original, but all such counterparts shall constitute but one agreement.

         19.07 CAPTIONS. The captions used in this Agreement are for convenience of reference only and shall not be considered in the interpretation of the provisions hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written. W. R. GRACE & CO.-CONN.


By:      /s/ Bernd  Schulte
         ----------------------------------
         Name:  Bernd A. Schulte
         Title: Vice President


CROSS COUNTRY HOLDINGS, INC.


By:      /s/ Thomas C. Dircks
         ----------------------------------
         Name:  Thomas C. Dircks
         Title: Chairman


CROSS COUNTRY STAFFING


By:      CCHP, INC., ITS GENERAL PARTNER


By:      /s/ Bernd Schulte
         ----------------------------------
         Name:  Bernd A. Schulte
         Title:


By:      MRA STAFFING SYSTEMS, INC.,
           its general partner


By:      /s/ David Lyon
         ----------------------------------
         Name:  David Lyon
         Title: President

The performance by W. R. Grace & Co.-Conn. and Cross Country Staffing of their respective obligations under the foregoing Asset Purchase Agreement is hereby guaranteed:

W. R. GRACE & CO.


By:      /s/ Bernd  Schulte
         ------------------------------------
         Name:  Bernd A. Schulte
         Title: Vice President

The performance by Cross Country Holdings, Inc. of its obligations under the foregoing Asset Purchase Agreement is hereby guaranteed:

CHARTERHOUSE EQUITY PARTNERS III, L.P.
BY CHUSA EQUITY INVESTORS III, L.P., ITS GENERAL PARTNER
BY CHARTERHOUSE EQUITY III, INC., ITS GENERAL PARTNER

By:      /s/ Thomas C. Dircks
         ------------------------------------
         Name:  Thomas C. Dircks
         Title: Managing Director